Exhibit 99.1
 192165  5974150  0113186  838484  24815756      Navigating The Storm 2020

   2020 Financial Performance

 Efficiency Ratio History  Finished in the 100th percentile compared to the CZFS peer group for 2020

 Return on Equity History  Finished in the 100th percentile compared to the CZFS peer group for 2020

 Return on Assets History  Finished in the 100th percentile compared to the CZFS peer group for 2020

 Source: S&P Global Market Intelligence   Total Asset Growth Since 2000 ($000)        History of Successful Growth Since 2000

 Cash Dividends Paid History  1% stock dividend paid in 2016, 2018, 2019 & 2020, and a 5% stock dividend paid in 2017

 Track Record of Value Creation   Note: Pre-COVID time period determined as prior to March 1, 2020Note: Market data as of market close on March 28, 2021Source: S&P Global Market Intelligence   Under Current Management..  Randy & Mick Took Leadership Roles 1H’2004  Total Return Under Current Leadership: 487%  5-Year Stock Performance   5 Year Total Return: 57%

   Source: S&P Global Market Intelligence   TBV/Share & EPS Growth  Dividend History  Annual Dividend/Share  Stock Dividend  1.0%  1.0%  5.0%  1.0%  1.0%  5.0%  (1)  1.0%

  Current Company Snapshot (12/31/2020)  Overview & Trading Information  Financial Highlights   About Citizens Financial Services, Inc.       Assets:  $1,891M  Deposits:  $1,588M  Loans:  $1,405M      Consolidated TCE/TA:  8.7%  Bank Leverage Ratio:  8.8%  Loan Loss Reserves / Loans:  1.1%    MRQ  LTM  Net Income:  $7.2 million  $25.1 million  Net Interest Margin:  3.84%  3.92%  ROAA:  1.55%  1.46%  ROAE:  15.20%  14.21%  Core ROAE:  14.89%  15.16%  Headquarters:  Mansfield, PA    Offices:  31 branches    FTEs:  ~300 full time employees    Exchange/Listing:  OTC Pink: CZFS      Pre-Pandemic(3/1/2020)  Post-Pandemic(3/29/2021)  Market Cap:  $223 million  $232.6 million  Closing Price:  $63.25  $59.45  Annualized Dividend Yield:  2.8%  3.13%  Average Daily Volume (3Mo):   425 shares  2,103 shares  52 Week Range:  $43.00 - $60.00    P/TBV:  170%  144%  P/E:  11.4x  9.0x  Note: As of market close on March 29, 2021Source: S&P Global Market Intelligence    Strong Capital Ratios (12/31/2020)   Profitability (12/31/2020)

   2020 Strategic Initiatives

 COVID Task Force  Designed to:Protect our EMPLOYEES.Protect our CUSTOMERS.Keep our COMPANY strong.

   2021 and Beyond

   19   4 Strategic Tenets  Community – actively supporting the well-being of communities   Customer Expectations – exceeding them at every point of contact     Financial Performance – to produce exceptional shareholder value   Growth – achieved throughrelationship and geographic expansion

     Thank you